As filed with the Securities and Exchange Commission on September 30, 2025

Registration No. 333-289463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

(Amendment No. 2)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1990734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Matthew Edelman

Chief Executive Officer

Super League Enterprise, Inc.

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Matthew Edelman Chief Executive Officer Super League Enterprise, Inc. 2450 Colorado Avenue, Suite 100E Santa Monica, California 90404 (213) 421-1920	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 30, 2025

SUPER LEAGUE ENTERPRISE, INC.

2,122,991 Shares of Common Stock

This prospectus relates to the resale from time to time of an aggregate of up to 2,122,991 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholder identified herein (the “Investor” or the “Selling Stockholder”) or its permitted assigns. The shares of Common Stock being registered hereunder include (i) 1,133,039 shares of Common Stock (the “Note Shares”) issuable upon conversion of certain 8% Senior Secured Convertible Notes (the “Convertible Notes”) held by the Investor, using an initial conversion price of $5.95, and (ii) 989,952 shares of Common Stock (the “Warrant Shares” and, together with the Note Shares, the “Securities”) issuable upon exercise of common stock purchase warrants (the “Warrants”) held by the Investor, with an initial exercise price of $5.361. For additional information on the Securities, see the sections titled “The Private Placement”.

We will not receive any proceeds from the resale of the Securities by the Selling Stockholders in this offering. However, we may receive proceeds of up to approximately $3,538,088.45 from the exercise of the Warrants if the Warrants are exercised for cash by the Selling Stockholders once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such Convertible Notes and Warrants have been lifted. We intend to use those proceeds, if any, for general corporate purposes.

All selling and other expenses incurred by the Selling Stockholders will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholders may offer, sell, or dispose of their Securities.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLE.” On September 29, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $5.41 per share.

On June 23, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-40 (the “Reverse Split”). All share and per share amounts disclosed in this prospectus have been adjusted to reflect the Reverse Split. However, share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the Reverse Split.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September   , 2025.

SUPER LEAGUE ENTERPRISE, INC.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information set forth under the section entitled “Risk Factors,” as well as our financial statements, the related notes thereto, and other information incorporated by reference into this prospectus. Some of the statements in this prospectus and the information incorporated by reference into this prospectus constitute forward-looking statements. For additional information, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “Super League,” and “Super League Enterprise” refer to Super League Enterprise, Inc., a Delaware corporation, and its wholly owned subsidiary, Super League Gaming, UK Ltd., a company organized under the laws of England and Wales.

Company Overview

We are redefining how brands connect with consumers through the power of playable media. Through solutions within mobile games and the world’s largest immersive gaming platforms, Super League provides global brands with ads, content, and experiences that are not only seen – they are played, felt, and remembered. Boasting an award-winning development studio, a vast network of native creators, and proprietary engagement technology, Super League is a one-of-a-kind partner for brands looking to stand out in culture, spark loyalty, and drive meaningful impact. In a world where attention is earned, Super League makes brands relevant - by making them playable.

We generate revenue from (i) innovative advertising including immersive game world and experience publishing and in-game media products, (ii) direct to consumer offers, including in-game items, e-commerce, and virtual collectibles, and (iii) content and technology through the production and distribution of our own, advertiser and third-party interactive and video content. We operate in one reportable segment to reflect the way management and our chief operating decision maker review and assess the performance of the business.

Our Strategy

We believe that video gaming and virtual world platforms are where consumers will continue to spend material amounts of time, making it increasingly important for global brands and intellectual property owners to prioritize in-game and in-world marketing and advertising programs. In an attention economy dominated by the continued blending of physical-and-digital lives and smarter, more immersive screens, consumers are increasingly responsive to more customized and personalized advertising content that fits naturally with the activities they most enjoy. For brands, the next generation of consumer engagement will achieved be through targeted solutions that meet this consumer expectation.

With strong roots in open gaming platforms where interactive worlds were first spawned, we believe our success is in the creation, growth, and monetization of playable digital advertising content and interactive experiences across mobile games and immersive platforms. Super League’s vision is to be the most comprehensive provider of products and creative, tech-driven solutions that deliver superior levels of consumer engagement and measurable business outcomes for brands within the playable media category.

Built on a powerful foundation of unmatched capabilities and software platforms that have driven consistent success for innovative brand experiences, creator growth and monetization, and significant consumer engagement, our scalable, vertically-integrated solution offers:

●	Successful owned and third-party publishing worlds, experiences and destinations;
●	Innovative product and marketing solutions for brands and developers; and
●	Valued tools and analytics for brands and developers.

Our Business

As an early-mover creating engaging experiences inside of metaverse, or “open world,” game platforms since 2015, Super League has converted our deep understanding of young gamers into significant audience reach in virtual world gaming platforms. We believe we have successfully iterated our business model through these market insights, and our organic and inorganic growth to establish scale and ultimately drive our monetization strategies. Our strong and growing product-market fit currently reaches over 130 million monthly unique players in Roblox, Minecraft and Fortnite and generates over one billion monthly impressions. Our software supports the creation and operation of our owned and third-party metaverse gaming worlds and experiences, along with creator tools and analytics underpinned by a creator economy. These capabilities and tools enable Super League to build immersive experiences and custom worlds, as well as, extend audience reach with our innovative in-game ad and consumer products, allowing our content creator partners to participate in our advertising economy. Our analytics suite provides Super League, brands and advertisers, and game developers data that informs campaign measurement and insights, along with enhanced game design. Beyond our primary advertising revenue stream, we have the opportunity to extend further downstream in the metaverse gaming worlds we operate, and generate in-game direct to consumer revenues. In addition, our platform, and our capability to produce compelling gaming-centric video and livestream broadcasts drives viewership to our experiences and our brand partner’s digital channels for further amplification.

Specifically, Super League’s digital experience and media products provide a wide range of solutions for brands and advertisers. From branded in-game experiences, through to custom content and media, Super League can provide end-to-end solutions for brands to acquire customers, deepen brand affinity and deliver digital to physical conversion to drive meaningful brand business performance. As Super League has scaled in both metaverse player and viewing audience reach, we have experienced growth in both the average revenue size of branded programs, along with a strong percentage of repeat buyers, while upholding our premium cost per impressions (“CPM”) rates, further validating a new premium social marketing channel for advertisers to reach elusive Generation Z and Alpha gamers. Additionally, our capability and proprietary technology is now being applied to new virtual world platforms beyond our core offering with the vision of being an enterprise solution for brands to have a persistent, omni-channel across immersive world platforms driving back to a brand’s web experience that speaks this new language of 3D engagement. A move to more persistent branded programs shifts the Company’s business model from being one of temporal, campaign-centric, engagements to streams that are more annual, recurring, and forecastable in nature, smoothing out some of the current traditional advertising model seasonality.

The Private Placement

On July 10, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company agreed to sell (the “Offering”) up to (i) an aggregate principal amount of $4,494,382.02 in Senior Secured Convertible Notes (the “Convertible Notes”), maturing eighteen (18) months after the issue date, with original issue discount of 11%, convertible into shares of common stock of the Company, par value $0.001 per share (“Common Stock”) at an initial conversion price of $6.81 per share (the “Original Conversion Price”), subject to adjustment as set forth in the Convertible Notes, and if not converted, then amortized over the final twelve (12) months concluding on the maturity date, and (ii) Common Stock Purchase Warrants to purchase 659,968 shares of Common Stock at an exercise price of $5.361 per share (the “Warrants”). At the closing of the Offering, the Company received $4,000,000 in gross proceeds. On September 29, 2025, the Company and the Investor entered into Amendment No. 1 to the Secured Convertible Note (the “Note Amendment”), pursuant to which the Original Conversion Price and the Floor Price were adjusted to $5.95 (as adjusted, the “Initial Conversion Price”) and $1.19, respectively.

In connection with the Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register that number of shares of Common Stock equal to (A) 150%, multiplied by (B) 1,415,327 (representing 755,359 shares of Common Stock issuable upon conversion of the Convertible Notes at the Initial Conversion Price, and 659,968 shares of Common Stock issuable upon exercise of the Warrants), on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus forms a part.

See The Private Placement on page 13 of this prospectus for more information on the Offering.

Recent Developments

Reverse Common Stock Split

On June 17, 2025, the Company filed a Certificate of Amendment (the “June 2025 Amendment”) to its Second Amended and Restated Certificate of Incorporation, as amended, which became effective as of June 23, 2025, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-40 (the “Reverse Split”). The Reverse Split was approved by the Company’s Board on June 2, 2025, and approved by the stockholders of the Company on June 9, 2025.

Series AAAA Junior Preferred Stock

The Certificate of Incorporation of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock and further authorizes the Board of the Company to fix and determine the designation, preferences, conversion rights, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock. On July 11, 2025, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series AAAA Jr. Convertible Preferred Stock (the “Certificate”), designating 3,775,047 shares of Series AAAA Jr. Convertible Preferred Stock (the “Preferred Stock”) in connection with the entry into the July 2025 Preferred Exchange Agreements, as defined in the section “Exchange Agreements” below.

Each share of Preferred Stock is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in each Certificate, into such number of shares of the Common Stock, equal to the number of Preferred Stock to be converted, multiplied by the stated value of $1.00 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is equal to the Nasdaq Minimum Price, plus $0.01, subject to adjustment in the event of stock splits, stock dividends, and similar transactions).  Holders of the Preferred Stock will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 60% of the shares of Common Stock underlying the Preferred Stock upon issuance provided that the holder holds at least 1% of the Preferred Stock on January 1, 2026.  In addition, subject to the beneficial ownership and primary market limitations, holders of Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Series B Junior Preferred Stock

The Certificate of Incorporation of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock and further authorizes the Board of the Company to fix and determine the designation, preferences, conversion rights, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock. On September 12, 2025, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Certificate”), designating 16,426 shares of Series B Convertible Preferred Stock (the “Exchange Preferred B Stock”) in connection with the entry into the September 2025 Preferred Exchange Agreements (as defined below under the section entitled “Exchange Agreements”).

Each share of Exchange B Preferred Stock is convertible at the option of the holder, subject to certain beneficial ownership limitations and Primary Market Limitation (as defined in the Certificate), as set forth in each Certificate, into such number of shares of the Common Stock, equal to the number of Exchange Preferred Stock to be converted, multiplied by the stated value of $1.00 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the conversion price is equal to the Nasdaq Minimum Price, plus $0.01, subject to adjustment in the event of stock splits, stock dividends, and similar transactions).  Holders of the Exchange Preferred Stock, subject to the beneficial ownership and Primary Market Limitation, holders of Exchange Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and Primary Market Limitation, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and Primary Market Limitation shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and Primary Market Limitation.

Upon the election of the Company, in the Company’s sole and absolute discretion, each share of Series B Preferred Stock shall be automatically converted into that number of shares of Common Stock (subject to the Beneficial Ownership Limitation set forth in Section 6(e)) determined by dividing the Stated Value multiplied by the number of Series B Preferred Stock held by a Holder, the product of which is divided by the Conversion Price (subject to any adjustments as provided by Section 7(a) hereinbelow). In the event that the Company does not exercise its right to convert each share of Series B Preferred Stock into Common Stock on or before February 11, 2026, then, on February 11, 2026, each share of Series B Preferred Stock shall automatically convert into that number of shares of Common Stock (subject to the Beneficial Ownership Limitation set forth in Section 6(e)) determined by dividing the Stated Value multiplied by the number of Series B Preferred Stock held by a Holder, the product of which is divided by the Conversion Price (subject to any adjustments as provided by Section 7(a) hereinbelow).

Exchange Agreements

July 2025 Preferred Stock Exchange Agreements

On July 7, 2025, the Company entered into an Exchange Agreement with The Michael Keller Trust (the “Trust”), pursuant to which the Company and the Trust agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to the Trust, dated November 19, 2024, with the principal and interest thereon being equal to $1,878,082, the Trust would be granted (a) 1,500,000 shares of Preferred Stock, and (b) cash payments totaling $378,002, such payments to be made in equal monthly installments of approximately $63,000, commencing on October 15, 2025, and concluding on March 15, 2026 (the “Trust Agreement”).

On July 8, 2025, the Company entered into Exchange Agreements with: (i) Ben Khakshoor, pursuant to which the Company and Mr. Khakshoor agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Khakshoor, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Khakshoor will be issued 711,361 shares of Preferred Stock (the “Khakshoor Agreement”); (ii) Sam Drozdov, pursuant to which the Company and Mr. Drozdov agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Drozdov, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Drozdov would be granted 711,361 shares of Preferred Stock (the “Drozdov Agreement”); (iii) Firepit Partners Co. (“Firepit”), pursuant to which the Company and Firepit agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Firepit, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $474,242, Mr. Drozdov would be granted 474,242 shares of Preferred Stock (the “Firepit Agreement”, and collectively with the Trust Agreement, the Khakshoor Agreement and the Drozdov Agreement, the “July 2025 Preferred Exchange Agreements”).

Common Stock Exchange Agreement

On July 10, 2025, the Company entered into an Exchange Agreement (the “Exchange Agreement”, and collectively with the July 2025 Preferred Exchange Agreements, the “Exchange Agreements”) with Agile Capital Funding, LLC, and Agile Lending, LLC (collectively, “Agile”), pursuant to which the Company and Agile agreed that in exchange for the surrender and forgiveness of that certain Secured Promissory Note issued to Agile, dated February 7, 2025, with the remaining amount of principal and interest thereunder being $1,331,250, Agile will (a) receive 44,128 shares of Common Stock (the “Exchange Shares”), (b) pre-funded warrants to purchase 173,023 shares of Common Stock (the “Agile Pre-Funded Warrants”, and collectively with the Exchange Shares, the “Exchange Securities”), with the Exchange Securities to be valued at a price of $5.67, such amount above the Nasdaq Minimum Price, and (c) make cash payments to Agile totaling $100,000, with such payments to be made in four equal increments of $25,000 beginning on July 10, 2025, and every seven days thereafter.

September 2025 Preferred Stock Exchange Agreements

On September 12, 2025, the Company entered into an Amended & Restated Exchange Agreement, Consent and Waiver (the “Series A Exchange Agreements”) with certain holders (the “Preferred Stockholders”) of the Company’s Preferred Stock, pursuant to which the Company and the Preferred Stockholders agreed that in exchange for the shares of Preferred Stock held by the Preferred Stockholder, the Preferred Stockholder would be granted shares of the Company’s newly issued Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”, and the exchange of Preferred Stock for Series B Preferred, the “September 2025 Preferred Stock Exchange”). An aggregate of 15,987 shares of Series B Preferred were issued pursuant to the September 2025 Preferred Stock Exchange.

Equity Purchase Agreement

On July 10, 2025, the Company entered into an equity purchase agreement (“Equity Purchase Agreement”) with the Selling Stockholder. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct the Investor to purchase up to $20,000,000 (the “Maximum Commitment Amount”) in shares of common stock, par value $0.001 per share (“Common Stock”), of the Company upon satisfaction of certain terms and conditions, and subject to certain limitations, as contained in the Equity Purchase Agreement. Under the Equity Purchase Agreement, we have the right to present the Selling Stockholder with a notice (a “Put Notice”) directing the Investor to purchase shares of Common Stock in an amount per Put Notice determined pursuant to the limitations in the Equity Purchase Agreement, at a per-share price equal to 92% of the lowest trade (the “Purchase Price”, and the lowest trade, the “Valuation Price”) during the three consecutive trading days following the Put Notice date (the “Valuation Period”), minus certain clearing costs of the Selling Stockholder (“Clearing Costs”) equal to 6% of the Purchase Price. After giving effect to the price of the Clearing Costs, the amount the Company will receive for each share of Put Stock is equal to 86.6% of the Valuation Price

As consideration for the Investor’s execution and delivery of, and performance under the Equity Purchase Agreement, on the Execution Date, the Company in its discretion, shall (i) pay to the Investor in cash $600,000 (“Commitment Cash”) or (ii) issue a mixture of shares of common stock and pre-funded warrants to purchase common stock (the “Pre-Funded Warrant”) to the Investor in a form acceptable to the Investor in its sole discretion and having an exercise price per share of $0.0001 (the “Commitment Stock”) having a value of $600,000 based on closing price of the Common Stock on July 10, 2025, subject to adjustment. Other than the up to 300,000 shares of common stock underlying the Pre-Funded Warrants that we issued to the Investor upon execution of the Equity Purchase Agreement, we do not have the right to commence any sales of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including the SEC declaring effective a registration statement effective registering the shares thereunder. Pursuant to the Equity Purchase Agreement, we may issue, subject to certain limitations and the receipt of the Stockholder Approval (as defined below), (i) Put Stock, in the form of $20.0 million in shares of Common Stock which would represent approximately 5,970,150 shares based on the closing price of our shares on the Nasdaq Capital Market on September 2, 2025 of $3.35; and (ii) Commitment Stock, in the form of 300,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrant. The Equity Purchase Agreement also prohibits us from directing the Investor to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Investor and its affiliates, would result in the Investor and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. The Investor, upon written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%, which increase will not be effective until the 61st day after such written notice is delivered to us.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Some of the more significant risks and uncertainties relating to an investment in our are more fully described in the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus.

Corporate Information

Super League Enterprise, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc., and on September 11, 2023, we change our corporate name from Super League Gaming, Inc. to Super League Enterprise, Inc. Our principal executive offices are located at 2450 Colorado Ave., Suite 100E, Santa Monica, California 90404. Our Company telephone number is (213) 421-1920 and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. We make available on or through our website our periodic reports that we file with the SEC. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The contents of our website are not incorporated by reference into this document and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE OFFERING

Securities offered by us and for resale	2,122,991 shares of Common Stock. The shares of Common Stock being registered hereunder includes (i) 1,133,039 shares of Common Stock issuable upon conversion of the Convertible Notes, and (ii) 989,952 shares of Common Stock issuable upon exercise of the Warrants.

Common stock outstanding prior to the offering(1)	1,374,781 shares as of September 26, 2025

Common stock to be outstanding immediately after giving effect to the issuance of 2,122,991 shares of Common Stock(1)	3,497,772 shares of Common Stock (assuming full conversion of the Convertible Notes and full exercise of the Warrants)

Use of proceeds

All of the securities offered under this prospectus are being registered for the account of the Selling Stockholder. We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. Assuming full exercise of the Warrants, we will receive gross proceeds of up to approximately $3,538,088.45. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the securities. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Terms of this offering

The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 of this prospectus, and in the documents incorporated herein and therein by reference.

Trading symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

(1) Unless otherwise noted, the number of shares of our Common Stock outstanding prior to and after this Offering is based on 1,374,781 shares of Common Stock outstanding as of September 26, 2025, reflects the Reverse Split, and excludes:

●	28,145 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $87.77 per share;

●	32,665 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	28,814 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	45,954 shares of Common Stock issuable upon the exercise of certain Underwriter warrants to purchase our Common Stock, with a weighted average exercise price of $109.77;

●

16,363 shares of Common Stock issuable upon the conversion of the Company’s Series AA Convertible Preferred Stock, Series AAA Convertible Preferred Stock, Series AAA-2 Convertible Preferred Stock, Series AAA JR Preferred, and Series AAA-2 JR Preferred;

●	434,941 shares of Common Stock issuable upon conversion of the Company’s Series AAAA Jr. Convertible Preferred Stock; and

●

2,283,858 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock, issued in September 2025, pursuant to the Series A Exchange Agreements and the September 2025 Preferred Exchange Agreements.

●

Shares of common stock issuable upon conversion of convertible notes issued to 1800 Diagonal Lending, LLC with a total principal balance of $445,000, at a conversion price equal to 75% multiplied by the lowest trading price for the Company’s Common Stock during the 10 trading days ending on the latest complete trading day prior to the conversion date;

●

Pre-funded warrants to purchase 173,023 shares of Common Stock in connection with the exchange for the surrender and forgiveness of that certain Secured Promissory Note issued to Agile, dated February 7, 2025, between the Company and Agile Capital Funding, LLC, and Agile Lending, LLC. 44,128 shares of Common Stock were previously issued in connection with exchange on July 14, 2025; and

●	2,122,991 shares of Common Stock being registered hereunder issuable upon conversion of the Convertible Notes and exercise of the Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below, in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our Common Stock could decline materially and you could lose all or part of your investment.

Risks Related to Our Common Stock

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The issuance of Common Stock to the selling stockholder may cause substantial dilution to our existing stockholders, and the sale of such shares acquired by the selling stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholder up 2,122,991 shares of Common Stock, consisting of (i) 1,133,039 shares of Common Stock issuable to the Selling Stockholder upon conversion of the Convertible Notes; and (ii) 989,952 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares issued under upon conversion of the Convertible Notes and upon exercise of the Warrants. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to the Selling Stockholder may cause the trading price of our Common Stock to decline.

If and when we do issue shares to the Selling Stockholder, after the Selling Stockholder have acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale or issuance of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell securities in the future at a time and at a price that we might otherwise wish to effect such financing.

Unless we obtain the Stockholder Approval, the Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap, and we may not have the ability to raise the funds necessary to redeem the Convertible Note, or to repay the principal and accrued interest of the Convertible Note.

Pursuant to the requirements of Rule 5635(d) of Nasdaq, unless we obtain the Stockholder Approval, the Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap. While we intend to use our reasonable best efforts to seek Stockholder Approval, there is no guarantee that the Stockholder Approval will ever be obtained. In addition, we may incur substantial cost in, and management may devote substantial time and attention to, attempting to obtain the Stockholder Approval. The Company intends to file a preliminary proxy statement with the SEC to seek the Stockholder Approval at a special meeting of stockholders on or before October 25, 2025.

Repayment of the Convertible Note, if it is not otherwise converted, will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our indebtedness.

The Convertible Notes are convertible into shares of our common stock and give the holders an opportunity to profit from a rise in the market price of our common stock such that conversion or exercise thereof could result in dilution of the equity interests of our shareholders. Even if we do receive the Stockholder Approval, we have no control over whether the Selling Stockholder will exercise their right to convert the Convertible Notes. The Convertible Notes are initially convertible at a price of $5.95 per share, which is higher than our current market price, which was $5.41 as of September 29, 2025. We cannot predict the market price of our common stock at any future date, and therefore, cannot predict whether the Convertible Notes will be converted.

If the holders of the Convertible Notes determine not to convert the Convertible Notes into shares of our Common Stock, we may be unable to discharge such obligations when due. Our ability to pay the principal of and/or interest on the Convertible Note depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service the Convertible Notes or other future indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt and implement one or more alternatives, such as selling assets, restructuring indebtedness or obtaining additional debt financing or equity financing on terms that may be onerous or highly dilutive. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Convertible Notes. A default on the Convertible Note would have a severe material adverse effect on our ability to operate our business.

We may issue additional equity or equity-linked securities in the future, which may result in additional dilution to you.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent that we raise additional capital by issuing equity securities, including securities exercisable for or convertible into shares of our Common Stock, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder.

Although our Common Stock is listed on the Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

Although our Common Stock is listed on the Nasdaq Capital Market, it is likely that initially there will be a very limited trading market for our Common Stock, and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of Common Stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of Common Stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the live stream and gaming industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of Common Stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our Common Stock may fluctuate substantially and may be higher or lower than the initial public offering price. This may be especially true for companies with a small public float. The trading price of our Common Stock will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Common Stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our Common Stock include:

●	changes to our industry, including demand and regulations;

●	we may not be able to compete successfully against current and future competitors;

●	competitive pricing pressures;

●	our ability to obtain working capital financing as required;

●	additions or departures of key personnel;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship, sponsor or licensor;

●	any major change in our management;

●	changes in accounting standards, procedures, guidelines, interpretations or principals; and

●	economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly. If the market price of our Common Stock after our offering does not exceed what you paid per share, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock could be negatively affected.

We have not paid cash dividends in the past and do not expect to pay cash dividends on our Common Stock in the future. Any return on investment will likely be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, appreciation, if any, in the market price of our Common Stock will be your sole source of gain for the foreseeable future.

Our issuance of additional shares of preferred stock could adversely affect the market value of our Common Stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, up to an additional 6,166,545 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. As of the date of this prospectus, we had the following shares of Preferred Stock outstanding: (i) 153 shares of Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred”); (ii) zero shares of Series AA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-2 Preferred”); (iii) zero shares of Series AA-3 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-3 Preferred”); (iv) zero shares of Series AA-4 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-4 Preferred”); (v)  zero shares of Series AA-5 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-5 Preferred”), (vi) 5,115 shares of Series AAA Convertible Preferred Stock, par value $0.001 per share (the “Series AAA Preferred”); (vii) 156 shares of Series AAA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-2 Preferred”); (viii) 5 shares of Series AAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA JR Preferred”); (ix) 10 shares of Series AAA-2 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-2 JR Preferred”); (x) zero shares of Series AAA-3 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-3 JR Preferred”); (xi) zero shares of Series AAA-4 Junior Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-4 JR Preferred”); (xii) 2,135,549 shares of Series AAAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAAA JR Preferred”); and (xiii) 15,987 shares of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred”, and, collectively with the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred, Series AAA-2 Preferred, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAA JR Preferred the “Preferred Stock”)

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase Common Stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Common Stock at the lower conversion price causing economic dilution to the holders of Common Stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

The holders of Preferred Stock are entitled to vote on an as-converted basis to Common Stock basis and have rights to approve certain actions.

From November 2022 to December 2024, we issued an aggregate of 41,982 shares of our Preferred Stock to a group of accredited investors (collectively, the “Investors”), pursuant to certain placement agency agreements. On July 7, 2025 and July 8, 2025, the Company issued an aggregate of 3,394,964 shares of our Preferred Stock pursuant to certain agreements exchanging outstanding debt of the Company for the shares of Preferred Stock.

The holders of our Preferred Stock are generally entitled to vote with the holders of our Common Stock on all matters submitted for a vote of our stockholders (voting together with the holders of Common Stock as one class) on an as-converted basis. Additionally, the consent of the holders of a majority of the outstanding shares of Preferred Stock are required in order for us to take certain actions, including issuances of securities that are senior to, or equal in priority with, the Preferred Stock. As a result, the holders of Preferred Stock may in the future have the ability to influence the outcome of certain matters affecting our governance and capitalization.

As of September 26, 2025, there were approximately 16,426 shares of our Series AA Preferred, Series AAA Preferred, Series AAA Jr. Preferred and Series B Preferred outstanding, and 2,135,549 shares of our Series AAAA Jr. Preferred Stock outstanding, which are convertible without payment of additional consideration, into approximately 2,300,282 shares of our Common Stock, and approximately 434,941 shares of our Common Stock, respectively, subject to certain ownership limitations. The conversion of the outstanding shares of our Preferred Stock into Common Stock would be substantially dilutive to existing stockholders. Any dilution or potential dilution may cause our stockholders to sell their shares, which may contribute to a downward movement in the stock price of our Common Stock.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. In the event of bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock in the future, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any such future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

We have granted, and may continue to grant, share incentive awards, which may result in increased share-based compensation expenses.

We adopted our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”) in October 2014, for purposes of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We account for compensation costs for all share-based awards issued under the 2014 Plan using a fair-value based method and recognize expenses in our statements of comprehensive loss in accordance with GAAP. Under the 2014 Plan, we are authorized to grant options to purchase shares of Common Stock of our Company, restricted share units to receive shares of Common Stock and restricted shares of Common Stock. For the years ended December 31, 2024 and 2023, we recorded share-based compensation expense of $1.3 million and $2.7 million, respectively, primarily related to issuances and vesting of awards under the 2014 Plan. On June 9, 2025, our stockholders approved the 2025 Omnibus Stock Incentive Plan (the “2025 Plan”) which provides for the granting of various forms of share-based compensation awards to employees, directors and consultants to incentive their performance and align their interest with ours. The 2025 Plan has 75,000 shares of common stock reserved thereunder for issuance of share-based compensation awards.

We believe the granting of share incentive awards is important to our ability to attract and retain employees, and we will continue to grant share incentive awards to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently traded on the Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our Common Stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

We received a notice from Nasdaq that our common stock may be delisted from trading on the Nasdaq Capital Market if we fail to comply with the continued listing requirements, including satisfaction of the minimum stockholders equity requirement. A delisting of our Common Stock is likely to reduce the liquidity of our Common Stock and may inhibit or preclude our ability to raise additional financing.

We are required to comply with certain Nasdaq continued listing requirements, including a minimum bid price for our Common Stock, as well as a series of financial tests relating to stockholder equity, market value of listed securities and number of market makers and stockholders. If we fail to maintain compliance with any of those requirements, our Common Stock could be delisted from Nasdaq.

On January 2, 2025, we received a letter (the “Bid Price Letter”) from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Company’s Common Stock, for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). Effective June 23, 2025, the Company effected a reverse split of its Common Stock. On July 8, 2025, the Company received a letter from the staff at Nasdaq’s Listing Qualifications department stating that, as of July 7, 2025, the closing bid price of the Company’s common stock has been at $1.00 per share or greater, and accordingly, the Company has regained compliance with Listing Rule 5550(a)(2).

On January 3, 2025, the Company received a letter (the “Annual Meeting Letter”) from Nasdaq indicating that the Company no longer complies with Listing Rule 5620(a) (the “Annual Meeting Rule”) since it did not hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended December 31, 2023. To regain compliance with the Annual Meeting Rule, the Company prepared and submitted a plan to Nasdaq, and on June 9, 2025, held its 2024 annual meeting of stockholders. On June 11, 2025, the Company received a letter from the staff at Nasdaq’s Listing Qualifications department stating that, as of June 10, 2025, the Company has regained compliance with the Annual Meeting Rule.

On April 7, 2025, we received a letter (the “Stockholders Equity Letter”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement”), and that the Company does not meet the alternative compliance standards of market value of listed securities or net income from continuing operations. The Company’s failure to comply with the Stockholders’ Equity Requirement was based on the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2024, reporting the stockholders’ equity of $170,000. On May 22, 2025, the Company prepared and timely submitted to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement. Nasdaq confirmed receipt of the plan to regain compliance with the Stockholders’ Equity Requirement and informed us they would contact us with any further questions. As of the date of this prospectus, the Company has not received any further response from Nasdaq. There is no guaranty that Nasdaq will accept our plan of compliance.

If, for any reason, Nasdaq should delist our Common Stock from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Common Stock;
●	the market price of our Common Stock;
●	we will become a “penny stock”, which will make trading of our Common Stock much more difficult;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	the availability of information concerning the trading prices and volume of our Common Stock; and
●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors,” as well as in those sections of our 2024 Annual Report entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for making each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements are subject to considerable risks and uncertainties, as well as other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including:

●	overall strength and stability of general economic conditions and of the electronic video game industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the section entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend and do not undertake an obligation to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus and the documents incorporated herein or therein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

THE PRIVATE PLACEMENT

On July 10, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company agreed to sell (the “Offering”) up to (i) an aggregate principal amount of $4,494,382.02 in 8% Senior Secured Convertible Notes (the “Convertible Notes”, or, the “Notes”), maturing eighteen (18) months after the issue date, with original issue discount of 11%, initially convertible into 659,968 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) at an conversion price of $6.81 per share (the “Original Conversion Price”), subject to adjustment as set forth in the Note, and if not converted then amortized over the final twelve (12) months concluding on the maturity date, and (ii) Common Stock Purchase Warrants to purchase 659,968 shares of Common Stock at an initial exercise price of $5.361 per share (the “Warrants”, and the initial exercise price of $5.361, the “Initial Exercise Price”). The Company received $4,000,000 in gross proceeds from the Offering. On September 29, 2025, the Company and the Investor entered into Amendment No. 1 to the Senior Convertible Note (the “Note Amendment”), pursuant to which the Original Conversion Price and the Floor Price (as defined below) were amended to $5.95 (as adjusted, the “Initial Conversion Price”) and $1.19, respectively. Pursuant to the Note Amendment, the amendment to the Initial Conversion Price increases the shares of Common Stock initially issuable at the Initial Conversion Price from 659,968, to 755,359.

The Purchase Agreement contains customary representations and warranties of the Company and the Investors and contains customary covenants on the Company’s part, as well as the following additional covenants: (i) for as long as the Convertible Notes remain outstanding, the Company agreed not to effect or enter into an Equity Line of Credit or agreement to effect any issuance by the Company or any of its subsidiaries involving a variable rate transaction; (ii) the Company agreed to offer to the Investors, for so long as any amount in excess of $1,500,000 remains outstanding on the Convertible Note, the opportunity to participate in an amount equal to 25% in any subsequent securities offerings by the Company; and (iii) the Company agreed to hold a stockholder meeting within 90 days of the date of the Purchase Agreement at which the Company will solicit the stockholders’ affirmative vote for approval of the anti-dilution provisions described in the transaction documents in accordance with the applicable law and rules and regulations of the Nasdaq Stock Market (“Nasdaq”).

The Convertible Notes are senior secured obligations of the Company and are secured by certain personal property of the Company, pursuant to a Security Agreement (as defined below). Unless earlier converted, the Convertible Notes will mature in January 2027. The Convertible Notes bear interest at a rate of 8% per annum, subject to increase in the event of default to the lesser of 18% per annum or the maximum rate permitted under applicable law. The Convertible Notes, including interest accrued thereon, are convertible at any time until a Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of Common Stock at the Initial Conversion Price, subject to adjustment as set forth therein. The Convertible Notes and Warrants have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Convertible Notes or exercise any portion of the Warrants if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such Convertible Note or Warrant, or, upon 61 days’ prior written notice to the Company, 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such Convertible Note or the exercise of the Warrants. Commencing on the six-month anniversary of the date of the issuance of the Convertible Note, and on the same date every month thereafter, the Company shall make 12 equal amortization payments, with each payment being equal to one-twelfth of the initial principal amount, plus all accrued but unpaid interest.

The Convertible Note also contains certain negative covenants, including prohibitions on the incurrence of indebtedness, liens, amendments to the Company’s organizational documents, dividends, redemption, related party transactions and entry into any equity line of credit agreement or variable rate transactions. The Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Convertible Notes, existence of a default or event of default under any of the Transaction Documents (as defined in the Convertible Notes), the bankruptcy or insolvency of the Company or any of its subsidiaries and unsatisfied judgments against the Company.

The Warrants entitle the holders to purchase 659,968 shares of Common Stock, respectively. The Warrants are exercisable immediately and have a term of four years. The Warrants each have an exercise price of $5.361 per share, subject to adjustment as set forth therein.

The Convertible Notes, Warrants and the shares of common stock issuable upon conversion and exercise of the Convertible Notes and Warrants (the “Underlying Shares”) were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder. Each Investor acquired the securities for investment and acknowledged that it is an accredited investor as defined by Rule 501 under the Securities Act. The Convertible Notes, Warrants and Underlying Shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Conversion Price Adjustments

The Convertible Notes and Warrants contain anti-dilution features that, upon receipt of the Stockholder Approval, would adjust each of the Conversion Price and the Exercise Price as follows (collectively, the “Anti-Dilution Features”):

1.    The Convertible Notes set forth that if, at any time while the Convertible Notes are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock, or any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”), entitling any Person to acquire Common Stock at an effective price per share that is lower than the Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to equal the lower of the Base Conversion Price or the Floor Price. The “Floor Price” means $1.19 (which price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction); and

2.    The Warrant sets forth that if the Company issues, sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition), or is deemed to have issued or sold, any shares of Common Stock or any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock or Common Stock Equivalents for effective consideration per share (the “New Issuance Price”) less than a price equal to the exercise price of the Warrant (“Exercise Price”) in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Warrant Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of such Warrant Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the higher of (i) the New Issuance Price or (ii) the Warrant Floor Price (as defined below), provided, however, that no Exempt Issuance shall be considered a Dilutive Issuance. Notwithstanding the foregoing, if one or more Dilutive Issuances occurred prior to the Stockholder Approval being obtained, once the Stockholder Approval is obtained, the Exercise Price will automatically be reduced to equal the greater of (x) the lowest Applicable Price with respect to any Dilutive Issuance that occurred prior to the Stockholder Approval being obtained, and (y) the Floor Price. The “Warrant Floor Price” means $1.07 (which price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

As discussed above, the Initial Conversion Price is $5.95, and the Initial Exercise Price is $5.361. Upon receipt of the Stockholder Approval, the Anti-Dilution Features allow for adjustment to the Conversion Price and Exercise Price down to a floor of $1.19 (the “Note Floor Price”), and $1.07 (the “Warrant Floor Price”), respectively. Assuming the Company receives the Stockholder Approval, and in the event the Conversion Price is adjusted to the Note Floor Price, the maximum shares issuable under the Convertible Note and Warrants is 6,189,897 shares.

In the event the Company sells any shares of Common Stock to the Selling Stockholder pursuant to the Equity Purchase Agreement, to the extent that the Purchase Price is lower than the Conversion Price at such time, the Anti-Dilution Features will cause the Conversion Price and Exercise Price to be adjusted downward to the effective price per share of Common Stock sold thereunder (including the 6% reduction in the Purchase Price for clearing costs). For example, if the Purchase Price per share of Common Stock issued under the Equity Purchase Agreement is $5.00, the effective price per share paid by the Selling Stockholder would be $4.30 after deducting the Clearing Costs (the “Effective Price Per Share”), and the Conversion Price and Exercise Price would be adjusted downward to the extent the Effective Price Per Share is lower than then current Conversion Price and/or Exercise Price, as applicable.

Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Listing Rules, including Rule 5635(d). Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by us of more than 19.99% of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the official closing price of our common stock on Nasdaq immediately preceding the signing of the binding agreement, or (ii) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the signing of the binding agreement. If the Company receivers Stockholder Approval, the number of shares of Common Stock that will be issued upon conversion of the Convertible Notes and exercise of the Warrants will result in the issuance of a number of shares exceeding the Exchange Cap, and at a price lower than the Minimum Price. In the event we do not receive the Stockholder Approval, please see the risk factors above entitled, “Unless we obtain the Stockholder Approval, the Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap, and we may not have the ability to raise the funds necessary to redeem the Convertible Note, or to repay the principal and accrued interest of the Convertible Note” and “Repayment of the Convertible Note, if it is not otherwise converted, will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our indebtedness”.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register the Underlying Shares on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) within 30 days after the date of the issuance of the Convertible Notes and Warrants and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) no later than 90 days after the date of the Purchase Agreement.

Security Agreement

The Company also entered into a Security Agreement (the “Security Agreement”) with the Purchaser, as collateral agent (the “Collateral Agent”), the Investor and such holders of the Convertible Notes as may be issued in the future (together with the Investors, the “Secured Parties”). Pursuant to the Security Agreement, the Secured Parties were granted a security interest in certain of the Company’s personal property to secure the payment and performance of all of the Company’s obligations under the Convertible Notes, Warrants, Purchase Agreement, Registration Rights Agreement and Security Agreement (together, the “Transaction Documents”).

The foregoing is a description of the material terms of the Purchase Agreement, Registration Rights Agreement, Security Agreement, Convertible Notes and Warrants. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Purchase Agreement, Registration Rights Agreement, Security Agreement, Convertible Notes and Warrants, including the definitions of certain terms used therein filed, copies of which are filed as exhibits to this Registration Statement (of which this prospectus forms a part) and are incorporated herein by reference. We urge you to read these documents because they, and not this description, define your rights as the investor thereunder. You may request copies of these agreements, and related ancillary documents, as set forth under the section titled “Where You Can Find Additional Information.”

SELLING STOCKHOLDER

This prospectus relates to the resale by the Selling Stockholder identified in the table below, or by the future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholders, of the shares of Common Stock. The Selling Stockholder listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholder” in this prospectus, we refer to the stockholder listed in the table below, and the pledgees, donees, transferees or other successors-in-interest that hold any of the Selling Stockholder’ interest in the shares of Common Stock after the date of this prospectus.

We have agreed to file this registration statement covering the resale of 150% of the shares of Common Stock initially underlying the Convertible Notes and Warrants sold in the offering, as determined based upon their initial exercise price.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by the Selling Stockholder. The number of shares beneficially owned by the Selling Stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 1,374,981  shares of Common Stock issued and outstanding as of September 26, 2025, and includes the shares of Common Stock subject to options, warrants or other rights held by such Selling Stockholder that are currently exercisable or will become exercisable within 60 days of September 2, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Owned Prior to Offering(2)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
	Number		Percent	Prospectus(2)	Number(3)	Percent(4)(5)
Yield Point NY, LLC (5)(6)	2,422,991	(5)	4.99%	2,122,991	300,000	4.99%

(1)

Information concerning named selling stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such stockholder or others who later hold any selling stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material.  In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)

This registration statement of which this prospectus forms a part is registering (i) 1,133,039 shares of Common Stock issuable upon conversion of the Convertible Notes; and (ii) and 989,952 shares of Common Stock issuable upon conversion of the Warrants. The Convertible Notes and Warrants have a beneficial ownership limitation such that the Selling Stockholder does not have the right to convert any portion of their Convertible Notes or exercise any part of their Warrants if the Selling Stockholder (together with its affiliates or any other persons acting together as a group with the Selling Stockholder) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such Convertible Notes or exercise of such Warrants.

(3)	Assumes the issuance and sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(4)	Applicable percentage ownership is based on 1,374,981 shares of Common Stock issued and outstanding as of September 26, 2025.

(5)

Includes 300,000 shares of Common Stock issuable upon conversion of common stock purchase warrants held by the Selling Stockholder that are not being registered pursuant to this prospectus. Such common stock purchase warrants have a beneficial ownership limitation such that the Selling Stockholder does not have the right to convert any portion of the common stock purchase warrants if the Selling Stockholder (together with its affiliates or any other persons acting together as a group with the Selling Stockholder) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such common stock purchase warrants.

(6)

The business address of Yield Point NY, LLC is 23 Tammy Rd, Spring Valley, NY 10977. As manager of Yield Point NY, LLC, Ari Kluger may be deemed to be the beneficial owner of the shares reported herein.

PLAN OF DISTRIBUTION

The Selling Stockholder, and any of the Selling Stockholder’ pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than under this prospectus. The Selling Stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. However, upon any conversion of the Convertible Notes by payment of cash, we will receive the conversion price of $6.81 per share, and upon any exercise of the Warrants by payment of cash, we will receive the exercise price of $5.631 per Warrant, which conversion price and exercise price amounts are subject to adjustment as defined in the Purchase Agreement.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Selling Stockholder’ shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DILUTION

As of June 30, 2025, the net tangible book value of our Common Stock was approximately ($8.8 million), or ($9.98) per share of Common Stock based on 884,699 shares of our Common Stock issued and outstanding. Net tangible book value per share as of a particular date represents common equity less intangible assets and goodwill, divided by the number of shares of our Common Stock outstanding.

After giving effect to: (i) the issuance of 2,122,991 shares of our Common Stock, including (a) 1,133,039 shares of Common Stock issuable upon conversion of the Convertible Notes and (b) 989,952 shares of Common Stock issuable upon exercise of the Warrants with an exercise price of $5.361 per share; (ii) our receipt of up to approximately $3,538,088.45 representing the aggregate exercise price of the Warrants (based on 659,968 actual Warrants exercised); and (iii) after deducting placement agent fees, clearing costs and other estimated offering expenses payable by us, the pro forma net tangible book value as of June 30, 2025 would have been approximately ($5.3 million) or $(1.77) per share. This represents an immediate increase in the net tangible book value of $8.21 per share to existing stockholders and an immediate dilution of $7.18 per share to the investors purchasing shares of our Common Stock in this offering at the assumed offering price.

The following table illustrates the dilution in net tangible book value per share as a result of this offering:

Assumed Price per share – closing price on September 29, 2025		$5.41

Net tangible book value per share as of June 30, 2025	$(9.98)
Increase in net tangible book value per share after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Convertible Notes	$5.60
Increase in pro forma net tangible book value per share in connection with the exercise of the Warrants by the Selling Stockholders in this offering	$2.61

Pro forma net tangible book value per share as of June 30, 2025		$(1.77)

Dilution per share to new investors in this offering		$7.18

For purposes of calculating pro forma, as adjusted net tangible book value, the number of shares of our Common Stock outstanding prior to and after this offering is based on 884,699 shares of Common Stock outstanding as of June 30, 2025, assumes the issuance of 2,122,991 shares of our Common Stock in connection with this Offering, and excludes:

●	28,145 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $87.77 per share;

●

32,665 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	28,814 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	45,954 shares of Common Stock issuable upon the exercise of certain Underwriter warrants to purchase our Common Stock, with a weighted average exercise price of $109.77; and

●

246,525 shares of Common Stock, as of June 30, 2025, issuable upon the conversion of the Company’s Series AA Convertible Preferred Stock, Series AA-3 Convertible Preferred Stock, Series AA-4 Convertible Preferred Stock, Series AA-5 Convertible Preferred Stock, Series AAA Convertible Preferred Stock, Series AAA-2 Convertible Preferred Stock, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAA-4 JR Preferred;

●	569,941 shares of Common Stock issuable upon conversion of the Company’s Series AAAA Jr. Convertible Preferred Stock;

●

2,283,858 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock, issued in September 2025, pursuant to the Series A Exchange Agreements and the September 2025 Preferred Exchange Agreements; and

●	44,128 shares of Common Stock and pre-funded warrants to purchase 173,023 shares of Common Stock issued to Agile in July 2025, pursuant to the Exchange Agreement.

To the extent that any of the foregoing are exercised, investors participating in the Offering will experience further dilution.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The consolidated financial statements of our Company as of and for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference from our 2024 Annual Report, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our Common Stock is registered with the SEC under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC at www.sec.gov.

We maintain a website at http://www.superleague.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at the website of the SEC referenced above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The following documents filed by us with the Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025 as amended on April 30, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 14, 2025;

●	our Current Report on Form 8-K filed on January 8, 2025;

●	our Current Report on Form 8-K filed on February 14, 2025;

●	our Current Report on Form 8-K filed on April 3, 2025;

●	our Current Report on Form 8-K filed on April 11, 2025;

●	our Current Report on Form 8-K filed on May 6, 2025;

●	our Current Report on Form 8-K filed on May 12, 2025;

●	our Current Report on Form 8-K filed on May 15, 2025;

●	our Current Report on Form 8-K filed on May 16, 2025;

●	our Current Report on Form 8-K filed on May 22, 2025;

●	our Current Report on Form 8-K filed on May 30, 2025;

●	our Current Report on Form 8-K filed on June 2, 2025;

●	our Current Report on Form 8-K filed on June 10, 2025;

●	our Current Report on Form 8-K filed on June 20, 2025;

●	our Current Report on Form 8-K filed on July 7, 2025;

●	our Current Report on Form 8-K filed on July 8, 2025;

●	our Current Report on Form 8-K filed on July 11, 2025;

●	our Current Report on Form 8-K filed on July 14, 2025; and

●	our Current Report on Form 8-K filed on September 18, 2025; and

●

the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Enterprise, Inc.

2450 Colorado Ave., Suite 100E

Santa Monica, California 90404

(213) 421-1920

You can also find these filings on our website at www. superleague.com. We are not incorporating the information on our website other than these filings into this prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

2,122,991 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Commission registration fee.

Amount

Commission Registration Fee	$1,262
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$5,000
Transfer Agent and Registrar fees and expenses	$2,000
Miscellaneous Expenses	$2,000
Total expenses	$25,262

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Charter and Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Name	Incorporation by Reference

3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.	Exhibit 3.1 to the Registration Statement, filed on January 4, 2019
3.2	Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.2 to the Registration Statement, filed on January 4, 2019.
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019.	Exhibit 3.3 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated July 24, 2020	Exhibit 3.1 to the Current Report on Form 8-K, filed on July 24, 2020
3.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended	Exhibit 3.2 to the Current Report on Form 8-K, filed on June 2, 2023
3.6	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, of Super League Gaming, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on September 8, 2023
3.7	Amendment to the Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on June 10, 2024
3.8**	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, of Super League Enterprise, Inc.
4.1	Convertible Promissory Note, dated July 10, 2025, issued to Yield Point NY, LLC by Super League Enterprise, Inc.	Exhibit 4.3 to the Current Report on Form 8-K, filed on July 14, 2025
4.2	Common Stock Purchase Warrant, issued to Yield Point NY, LLC by Super League Enterprise, Inc.	Exhibit 4.4 to the Current Report on Form 8-K, filed on July 14, 2025
4.4	Securities Purchase Agreement dated July 10, 2025, by and between the Company and Yield Point NY, LLC	Exhibit 10.7 to the Current Report on Form 8-K, filed on July 14, 2025
4.5	Registration Rights Agreement, dated July 10, 2025, by and between the Company and Yield Point NY, LLC	Exhibit 10.8 to the Current Report on Form 8-K, filed on July 14, 2025
4.6	Security Agreement, dated July 10, 2025, by and between the Company and Yield Point NY, LLC	Exhibit 10.9 to the Current Report on Form 8-K, filed on July 14, 2025
5.1	Opinion of Disclosure Law Group, a Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm – Withum Smith+Brown, PC (filed herewith)
23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)
24.1**	Power of Attorney (filed on the signature page hereto)
107**	Filing Fee Table

**	Previously filed.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California, on September 30, 2025.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matthew Edelman
Matthew Edelman
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Matthew Edelman as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Edelman	Chief Executive Officer	September 30, 2025
Matthew Edelman	(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	September 30, 2025
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ Ann Hand	Executive Chair	September 30, 2025
Ann Hand

/s/ Jeff Gehl	Director	September 30, 2025
Jeff Gehl

/s/ Kristin Patrick	Director	September 30, 2025
Kristin Patrick

/s/ Bant Breen	Director	September 30, 2025
Bant Breen

/s/ Mark Jung	Director	September 30, 2025
Mark Jung